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                                                                    EXHIBIT 4.58

                            ENTRUSTED LOAN AGREEMENT

                                                              No: ______________

     This Entrusted Loan Agreement ("Agreement") is made and entered into this 19th day of March, 2006 (the "Effective Date") by and between:

     HANGZHOU BIANFENG NETWORKING CO. LTD., a corporation duly organized and validly existing under the laws of the People's Republic of China (the "PRC") and having its principal place of business at No.13 Floor Huarong Building, No. 3880 Jiangnan Avenue, Binjiang Area, Hangzhou 310012, the PRC ("Bianfen Networking"); and

     CHINA MERCHANTS BANK DONGFANG BRANCH, a corporation duly organized and validly existing under the laws of the PRC and having its principal place of business at No. 902-904, Dongfang Roda, Pudong New Area, Shanghai 201203, the PRC (the "Agent").

     Bianfeng Networking and the Agent shall be referred to individually as a "Party" and collective as the "Parties".

                                    RECITALS

     WHEREAS, Bianfeng Networking would like to provide Shanda Computer (Shanghai) Co., Ltd. ("Shanda Computer") with a loan through services provided by the Agent; and

     WHEREAS, Shengda Computer would like to receive a loan from Bianfeng Networking through services provided by the Agent.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the Parties hereto agree as follows:

1.   DEFINITIONS

1.1 "Availability Period" shall mean the period commencing from March 19, 2006 and ending on March 18, 2008.

1.2 "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday in the PRC.

1.3 "Event of Default" shall mean any of the events specified in Section 4.1 below.


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1.4  "Deposit" shall mean the twenty-seven million RenMinBi ("RMB") provided by
     Bianfeng Networking.

2.   DEPOSIT PROVISION

2.1 Deposit by Shanda Networking. Shanda Networking shall provide to the Agent the Deposit within one (1) Business Day prior to the date upon which the Available Period begins.

2.2 Delivery of the Agent. The Agent shall deliver the payment made by Shengqu to the account specified by Shanda Networking within one (1) Business Day after receipt of such payment.

3.   TAXES AND FEES

3.1 The Agent hereby acknowledges and agrees that, the Agent shall be responsible for transferring the Deposit to Shengqu.

3.2 The Agent is entitled to charge a pro rata commission on the Deposit made by the Agent to Shengqu in accordance with this Agreement. Shanda Networking shall bear the 0.08% commission fees paid to the Agent.

4.   EVENT OF DEFAULT

4.1  Each of the following events shall be deemed an Event of Default:

(a)  Shanda Networking fails to provide the Deposit under this Agreement.

(b) Failure to Perform. Shanda Networking or the Agent fail to perform any of their other obligations hereunder.

4.2 Acceleration. At any time after the occurrence of an Event of Default and regardless of whether such Event of Default continues, Shanda Networking may declare the Deposit to be canceled whereupon the same shall be so canceled forthwith.

5.   MISCELLANEOUS

5.1 Notice and Instructions. The instructions that Shanda Networking delivers to the Agent shall include details of the entrusted loan, such as the purpose of the loan and the loan term. In addition, such instructions shall comply with the laws and regulations of the PRC. Shanda Networking shall send a notice to the Agent upon the occurrence of a combination, dissolution, receivership or any such similar proceeding.

5.2 Entire Agreement. This Agreement constitutes the entire agreement between the


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     Parties with respect to the subject matter hereof, and merges, revokes and supersedes all prior and contemporaneous agreements, understandings, arrangements, documents and communications (whether written or oral) between the Parties and is intended as a final expression of their agreement.

5.3 Amendments and Waivers. This Agreement shall not be modified or amended except by written agreement signed by duly authorized representatives of the Parties. None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of a Party, except by an instrument in writing signed by such Party; and no waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion. The failure of either Party to enforce, or the delay by either Party in enforcing any of its rights under this Agreement shall not preclude either Party from commencing appropriate legal or equitable proceedings, within the time provided by the applicable law, to enforce any or all of its rights under this Agreement, and any prior failure to enforce, or delay in enforcement, shall not constitute a defense.

5.4 Disputes and Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the PRC. Any disputes that arise in connection with this Agreement shall be litigated in courts located within Pudong New Area, Shanghai, PRC.

5.5 Costs and Expenses. The Parties shall each bear their own costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement.

5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile and transmission by facsimile shall be considered proper delivery for legal purposes.

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IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized representatives on the date first set forth above.

HANGZHOU BIANFENG NETWORKING CO. LTD.


By:
    ---------------------------------
Name: Chen Tianqiao
Title: General Manager


CHINA MERCHANTS BANK DONGFANG BRANCH


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


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